UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2009

FIRST CITIZENS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-16471	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Our wholly-owned subsidiary IronStone Bank (ISB) has entered into a written agreement with James. M. Parker, our Vice Chairman, which provides for payments to Mr. Parker or his beneficiaries following his separation from service at an agreed upon age or death. The new agreement augments similar agreements that remain in effect with Mr. Parker.

Under the new agreement between ISB and Mr. Parker, ISB will make monthly payments of $2,954.75 for a period of ten years beginning after his separation from service. When combined with payments identified in prior agreements, Mr. Parker will receive monthly payments totaling $21,422.17 for a period of ten years beginning after his separation from service.

In return for those payments, Mr. Parker has agreed to provide limited consulting services to, and not to “compete” (as defined in the agreements) against ISB during the payment period. If Mr. Parker dies while employed by ISB, or before all payments have been made following his separation from service, remaining payments under his agreements will be made to his designated beneficiary or estate. If Mr. Parker’s employment is terminated for any reason other than separation from service at an agreed upon age or death, his agreements also will terminate and no payments will be made. ISB may terminate Mr. Parker’s agreements for any reason without obligation at any time prior to separation from service at an agreed upon age or death.

The agreements were approved by ISB’s Board of Directors following the review and favorable recommendation of the Compensation Committee of First Citizens BancShares, Inc.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is being filed with this Report:

Exhibit No.	Exhibit Description
10.1	Executive Consultation, Separation from Service and Death Benefit Agreement between Registrant’s subsidiary IronStone Bank and James M. Parker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FIRST CITIZENS BANCSHARES, INC.
(Registrant)

Date: February 6, 2009	By:	/s/ Kenneth A. Black
Kenneth A. Black Chief Financial Officer

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